Exhibit 4(b)

LOAN AGREEMENT
(2009 SERIES A)
BETWEEN
THE INDUSTRIAL DEVELOPMENT AUTHORITY
OF THE COUNTY OF PIMA
AND
TUCSON ELECTRIC POWER COMPANY

DATED AS OF OCTOBER 1, 2009

RELATING TO
POLLUTION CONTROL REVENUE BONDS,
2009 SERIES A
(TUCSON ELECTRIC POWER COMPANY SAN JUAN PROJECT)

TABLE OF CONTENTS*

*	This table of contents is not part of the Loan Agreement, and is for convenience only. The captions herein are of no legal effect and do not vary the meaning or legal effect of any part of the Loan Agreement.

Page

SECTION 6.05. Use of Facilities	12
SECTION 6.06. Financing Statements	12

ARTICLE VII ASSIGNMENT, LEASING AND SELLING	13
SECTION 7.01. Conditions	13
SECTION 7.02. Instrument Furnished to the Authority and Trustee	15
SECTION 7.03. Limitation	15

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES	15
SECTION 8.01. Events of Default	15
SECTION 8.02. Force Majeure	16
SECTION 8.03. Remedies	16
SECTION 8.04. No Remedy Exclusive	17
SECTION 8.05. Reimbursement of Attorneys’ and Agents’ Fees	17

ARTICLE IX REDEMPTION OF BONDS	17
SECTION 9.01. Redemption of Bonds	17
SECTION 9.02. Compliance with the Indenture	17

ARTICLE X MISCELLANEOUS	18
SECTION 10.01. Term of Agreement	18
SECTION 10.02. Notices	18
SECTION 10.03. Parties in Interest	18
SECTION 10.04. Amendments	18
SECTION 10.05. Counterparts	19
SECTION 10.06. Severability	19
SECTION 10.07. Governing Law	19
SECTION 10.08. Notice Regarding Cancellation of Contracts	19

Signatures	18
Exhibit A — Description of the Facilities	A-1

iii

LOAN AGREEMENT
THIS LOAN AGREEMENT (2009 Series A), dated as of October 1, 2009 (this “Agreement”), between THE INDUSTRIAL DEVELOPMENT AUTHORITY OF THE COUNTY OF PIMA, an Arizona nonprofit corporation designated by law as a political subdivision of the State of Arizona (hereinafter called the “Authority”), and TUCSON ELECTRIC POWER COMPANY, a corporation organized and existing under the laws of the State of Arizona (hereinafter called the “Company”),
W I T N E S S E T H:
WHEREAS, the Authority is authorized and empowered under Title 35, Chapter 5, Arizona Revised Statutes, as amended (the “Act”), to issue its bonds in accordance with the Act and to make secured or unsecured loans for the purpose of financing or refinancing the acquisition, construction, improvement or equipping of projects consisting of land, any building or other improvement, and all real and personal properties, including but not limited to machinery and equipment, whether or not now in existence or under construction, whether located within or without the State of Arizona or Pima County, which shall be suitable for, among other things, facilities for the furnishing of electric energy, gas or water, air and water pollution control facilities and sewage and solid waste disposal facilities, and to charge and collect interest on such loans and pledge the proceeds of loan agreements as security for the payment of the principal of and interest on bonds, or designated issues of bonds, issued by the Authority and any agreements made in connection therewith, whenever the Board of Directors of the Authority finds such loans to further advance the interest of the Authority or the public and in the public interest;
WHEREAS, pursuant to the provisions of the Pollution Control Revenue Bond Act, Chapter 397, Laws of 1973 of the State of New Mexico, 31st Legislature, 1st Session, as amended, the City of Farmington, New Mexico (the “City”) has heretofore issued and sold $80,410,000 aggregate principal amount of City of Farmington, New Mexico Pollution Control Revenue Bonds, 1997 Series A (Tucson Electric Power Company San Juan Project), all of which remain outstanding (the “1997 Bonds”), the proceeds of which were used to refund and redeem prior bonds issued by the City, which financed certain costs of the acquisition, construction and installation of projects consisting of undivided interests in certain air and water pollution control facilities at the San Juan Generating Station (the “Facilities”), an electric power generating plant located in San Juan County, New Mexico, undivided interests in which are owned by Tucson Electric Power Company, a corporation organized and existing under the laws of the State of Arizona (the “Company”);
WHEREAS, the Authority proposes to issue and sell its revenue bonds (the “Bonds”) to refinance, by the payment or redemption of the 1997 Bonds, or provision therefor, the portion of the costs of the acquisition, construction and installation of the Facilities paid from the proceeds of the 1997 Bonds, all as described in Exhibit A to this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby and in consideration of the premises, DO HEREBY AGREE as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01. Definitions. The terms defined in this Article I shall for all purposes of this Agreement have the meanings herein specified, unless the context clearly requires otherwise:
Act:
“Act” shall mean Title 35, Chapter 5, Arizona Revised Statutes, and all acts supplemental thereto or amendatory thereof.
Administration Expenses:
“Administration Expenses” shall mean the reasonable expenses incurred by the Authority with respect to this Agreement, the Indenture and any transaction or event contemplated by this Agreement or the Indenture, including the compensation and reimbursement of expenses and advances payable to the Trustee, to the Paying Agent, any Co-Paying Agent and the Registrar under the Indenture and a pro rata share of the Authority’s annual operating expenses in accordance with the provisions of Section 4.02(c) of the Industrial Development Authority of the County of Pima Procedural Pamphlet II.
Agreement:
“Agreement” shall mean this Loan Agreement, dated as of October 1, 2009, between the Authority and the Company, and any and all modifications, alterations, amendments and supplements hereto.
Authority:
“Authority” shall mean The Industrial Development Authority of the County of Pima, an Arizona nonprofit corporation designated by law as a political subdivision of the State of Arizona incorporated for and with the approval of Pima County, Arizona, pursuant to the provisions of the Constitution of the State of Arizona and the Act, its successors and their assigns.
Authorized Company Representative:
“Authorized Company Representative” shall mean each person at the time designated to act on behalf of the Company by written certificate furnished to the Authority and the Trustee containing the specimen signature of such person and signed on behalf of the Company by its President, any Vice President or its Treasurer, together with its Secretary or any Assistant Secretary.

Bond Counsel:
“Bond Counsel” shall mean any firm or firms of nationally recognized bond counsel experienced in matters pertaining to the validity of, and exclusion from gross income for federal tax purposes of interest on bonds issued by states and political subdivisions, selected by the Company and acceptable to the Authority.
Bond Fund:
“Bond Fund” shall mean the fund created by Section 4.01 of the Indenture.
Bonds:
“Bond” or “Bonds” shall mean The Industrial Development Authority of the County of Pima Pollution Control Revenue Bonds, 2009 Series A (Tucson Electric Power Company San Juan Project).
Code:
“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto. Each reference to a section of the Code herein shall be deemed to include the United States Treasury Regulations proposed or in effect thereunder and applicable to the Bonds or the use of the proceeds thereof, unless the context clearly requires otherwise. Reference to any particular Code section shall, in the event of a successor Code, be deemed to be a reference to the successor to such Code section.
Company:
“Company” shall mean Tucson Electric Power Company, a corporation organized and existing under the laws of the State of Arizona, its successors and their assigns, including, without limitation, any successor obligor under Section 6.01 or 7.01 to the extent of the obligations assumed thereunder.
Facilities:
“Facilities” shall mean the systems and facilities for the reduction, abatement or prevention of pollution caused by the operation of the Plant which are described in Exhibit A hereto, as from time to time amended or modified, and related improvements, as revised from time to time to reflect any changes herein, additions hereto, substitutions herefor and deletions herefrom permitted hereunder, subject, however, to the provisions of Section 7.01 hereof.
Indenture:
“Indenture” shall mean the Indenture of Trust, dated as of October 1, 2009, between the Authority and the Trustee relating to the Bonds, and any and all modifications, alterations, amendments and supplements thereto.

Loan Payments:
“Loan Payments” shall mean the payments required to be made by the Company pursuant to Section 5.01 hereof.
1954 Code:
“1954 Code” shall mean the Internal Revenue Code of 1954, as amended.
1997 Bonds:
“1997 Bonds” shall mean the $80,410,000 aggregate principal amount of City of Farmington, New Mexico Pollution Control Revenue Bonds, 1997 Series A (Tucson Electric Power Company San Juan Project) issued by the City of Farmington, New Mexico, all of which remain outstanding.
Outstanding:
“Outstanding”, when used in reference to the Bonds, shall mean, as at any particular date, the aggregate of all Bonds authenticated and delivered under the Indenture except:
(a) those canceled by the Trustee at or prior to such date or delivered to or acquired by the Trustee at or prior to such date for cancellation;
(b) those paid pursuant to Section 2.07 of the Indenture;
(c) those deemed to be paid in accordance with Article VIII of the Indenture; and
(d) those in lieu of or in exchange or substitution for which other Bonds shall have been authenticated and delivered pursuant to the Indenture, unless proof satisfactory to the Trustee and the Company is presented that such Bonds are held by a bona fide holder in due course.
Person:
“Person” means (i) any corporation, limited liability company, partnership, joint venture, association, joint-stock company, business trust, or unincorporated organization, in each case formed or organized under the laws of the United States of America, any state thereof or the District of Columbia, or (ii) the United States of America or any state thereof, or any political subdivision of either thereof, or any agency, authority or other instrumentality of any of the foregoing.
Plant:
“Plant” shall mean Units 1 and 2 and related common facilities of the San Juan Generating Station, an electric power generating plant located northwest of and within 15 miles of the corporate limits of the City in San Juan County, New Mexico, and any additions or improvements thereto or replacements thereof.

Plant Agreements:
“Plant Agreements” shall mean all contracts relating to the ownership, construction and operation of the Plant, including the Facilities, as from time to time amended or supplemented.
Tax Agreement:
“Tax Agreement” shall mean that tax certificate and agreement, dated the date of the initial authentication and delivery of the Bonds, between the Authority and the Company, relating to the requirements of the 1954 Code, Title XIII of the Tax Reform Act of 1986, and any and all modifications, alterations, amendments and supplements thereto.
Trustee:
“Trustee” shall mean U.S. Bank Trust National Association, as trustee under the Indenture, its successors in trust and their assigns.
SECTION 1.02. Incorporation of Certain Definitions by Reference. Each capitalized term used herein and not otherwise defined herein shall have the meaning set forth in the Indenture.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
SECTION 2.01. Representations and Warranties of the Authority. The Authority makes the following representations and warranties as the basis for the undertakings on the part of the Company contained herein:
(a) The Authority is an Arizona nonprofit corporation designated by law as a political subdivision of the State of Arizona created and existing under the Constitution and laws of the State of Arizona;
(b) The Authority has the power to enter into this Agreement and the Indenture and to perform and observe the agreements and covenants on its part contained herein and therein, including without limitation the power to issue and sell the Bonds as contemplated herein and in the Indenture, and by proper action has duly authorized the execution and delivery hereof and thereof; and
(c) The execution and delivery of this Agreement and the Indenture by the Authority do not, and consummation of the transactions contemplated hereby and fulfillment of the terms hereof and thereof by the Authority will not, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which the Authority is now a party or by which it is now bound, or, to the best knowledge of the Authority, any order, rule or regulation applicable to the Authority of any court or of any regulatory body or administrative agency or other governmental body having jurisdiction over the Authority or over any of its properties, or the Constitution or laws of the State of Arizona.

SECTION 2.02. Representations and Warranties of the Company. The Company makes the following representations and warranties as the basis for the undertakings on the part of the Authority contained herein:
(a) The Company is a corporation duly organized and existing in good standing under the laws of the State of Arizona and duly qualified as a foreign corporation in the State of New Mexico;
(b) The Company has power to enter into this Agreement and to perform and observe the agreements and covenants on its part contained herein and by proper corporate action has duly authorized the execution and delivery hereof and all other documents hereby executed by the Company;
(c) The execution and delivery of this Agreement by the Company do not, and consummation of transactions contemplated hereby and fulfillment of the terms hereof by the Company will not, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which it is now bound, or the Restated Articles of Incorporation or bylaws of the Company, or any order, rule or regulation applicable to the Company of any court or of any regulatory body or administrative agency or other governmental body having jurisdiction over the Company or over any of its properties, or any statute of any jurisdiction applicable to the Company;
(d) The Arizona Corporation Commission has approved all matters relating to the Company’s participation in the transactions contemplated by this Agreement which require said approval, and no other consent, approval, authorization or other order of any regulatory body or administrative agency or other governmental body is legally required for the Company’s participation therein, except such as may have been obtained or may be required under the securities laws of any jurisdiction;
(e) The Facilities consist of those facilities described in Exhibit A attached hereto, and so long as the Company owns an interest in the Facilities, the Company shall cause the Facilities to be used solely for purposes contemplated by the Act ;
(f) The Facilities are located in the State of New Mexico;
(g) The Company presently owns an undivided interest in the Plant; and
(h) All of the proceeds of the Bonds will be expended to refinance the Facilities through the payment or redemption of the 1997 Bonds, or provisions therefor.
ARTICLE III
THE FACILITIES
SECTION 3.01. Facilities; Property of the Company. The Company presently owns an undivided interest in the Plant and the Authority shall have no right, title or interest in the Facilities.

SECTION 3.02. Maintenance of Facilities; Remodeling. The Company shall at all times exercise all of its rights, powers, elections and options under the Plant Agreements to cause the Facilities, and every element and unit thereof, to be maintained, preserved and kept in thorough repair, working order and condition and cause all needful and proper repairs and renewals thereto to be made; provided, however, that the Company may exercise all of its rights, powers, elections and options under the Plant Agreements to cause the operation of the Facilities, or any element or unit thereof, to be discontinued if, in the judgment of the Company, it is no longer advisable to operate the same, or if the Company intends to sell or dispose of the same and within a reasonable time shall endeavor to effectuate such sale or disposition.
The Company may, subject to the provisions of Section 6.05 hereof, at its own expense remodel the Facilities or make such substitutions, modifications and improvements to the Facilities from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, which remodeling, substitutions, modifications and improvements shall be included under the terms of this Agreement as part of the Facilities.
SECTION 3.03. Insurance. The Company shall exercise all of its rights, powers, elections and options under the Plant Agreements to keep the Facilities insured against fire and other risks to the extent usually insured against by companies owning and operating similar property, by reputable insurance companies or, at the Company’s election, with respect to all or any element or unit of the Facilities, by means of an adequate insurance fund set aside and maintained by it out of its own earnings or in conjunction with other companies through an insurance fund, trust or other agreement or, by means of unfunded self-insurance as may be reasonable and customary by companies owning and operating similar property. All proceeds of such insurance shall be for the account of the Company.
SECTION 3.04. Condemnation. The Company shall be entitled to the entire proceeds of any condemnation award or portion thereof made for damages to or takings of the Facilities or other property of the Company.
ARTICLE IV
ISSUANCE OF THE BONDS; THE LOANS; DISPOSITION OF PROCEEDS
OF THE BONDS
SECTION 4.01. Issuance of the Bonds. The Authority shall issue the Bonds under and in accordance with the Indenture, subject to the provisions of the bond purchase agreement among the Authority, the initial purchaser or purchasers of the Bonds and the Company. The Company hereby approves the issuance of the Bonds and all terms and conditions thereof.

SECTION 4.02. Issuance of Other Obligations. The Authority and the Company expressly reserve the right to enter into, to the extent permitted by law, but shall not be obligated to enter into, an agreement or agreements other than this Agreement with respect to the issuance by the Authority, under an indenture or indentures other than the Indenture, of obligations to provide additional funds to pay the cost of construction of the Facilities or obligations to refund all or any principal amount of the Bonds, or any combination thereof.
SECTION 4.03. The Loan; Disposition of Bond Proceeds. The Authority shall cause the proceeds of the Bonds to be deposited with the trustee for the 1997 Bonds to be applied to the payment of the 1997 Bonds upon the redemption thereof.
The Authority shall establish the Bond Fund with the Trustee in accordance with Section 4.01 of the Indenture.
SECTION 4.04. Investment of Moneys in Funds and Accounts. The Company and the Authority agree that any moneys held in any fund or account created by the Indenture shall be invested as provided in the Indenture.
ARTICLE V
LOAN PAYMENTS; OTHER OBLIGATIONS
SECTION 5.01. Loan Payments. In consideration of the issuance of the Bonds and the disposition of the proceeds thereof as contemplated in Section 4.03 hereof, the Company shall pay, or cause to be paid, to the Trustee for the account of the Authority an amount equal to the aggregate principal amount of the Bonds from time to time Outstanding and, as interest on its obligation to pay such amount, an amount equal to premium, if any, and interest on such Bonds, such amounts to be paid in installments due on the dates, in the amounts and in the manner provided in the Indenture for the Authority to cause amounts to be deposited in the Bond Fund for the payment of the principal of and premium, if any, and interest on the Bonds whether at stated maturity, upon redemption or acceleration or otherwise; provided, however, that the obligation of the Company to make any such payment hereunder shall be reduced by the amount of any reduction under the Indenture of the amount of the corresponding payment required to be made by the Authority thereunder.
SECTION 5.02. Payments Assigned; Obligation Absolute. It is understood and agreed that all Loan Payments are, by the Indenture, to be pledged by the Authority to the Trustee, and that all rights and interest of the Authority hereunder (except for the Authority’s rights under Sections 5.03, 5.04, 6.03 and 8.05 hereof and any rights of the Authority to receive notices, certificates, requests, requisitions and other communications hereunder) are to be pledged and assigned to the Trustee. The Company assents to such pledge and assignment and agrees that the obligation of the Company to make the Loan Payments shall be absolute, irrevocable and unconditional and shall not be subject to cancellation, termination or abatement, or to any defense other than payment or to any right of set-off, counterclaim or recoupment arising out of any breach by the Authority or the Trustee or any other party under this Agreement, the Indenture or otherwise, or out of any obligation or liability at any time owing to the Company by the Authority, the Trustee or any other party, and, further, that the Loan Payments and the other payments due hereunder shall continue to be payable at the times and in the amounts herein and therein specified, whether or not the Facilities, or any portion thereof, shall have been completed or shall have been destroyed by fire or other casualty, or title thereto, or the use thereof, shall have been taken by the exercise of the power of eminent domain, and that there shall be no abatement of or diminution in any such payments by reason thereof, whether or not the Facilities shall be used or useful, whether or not any applicable laws, regulations or standards shall prevent or prohibit the use of the Facilities, or for any other reason, all of the foregoing being subject, however, to the provisions of Sections 6.01 and 7.01 hereof.

SECTION 5.03. Payment of Expenses. The Company shall pay all Administration Expenses, including, without limitation, Administration Expenses incurred at and subsequent to the time the Bonds are deemed to have been paid in accordance with Article VIII of the Indenture. The payment of the compensation and the reimbursement of expenses and advances of the Trustee, of the Paying Agent, any Co-Paying Agent and the Registrar under the Indenture shall be made directly to such entities.
SECTION 5.04. Indemnification. The Company releases the Authority, the Trustee, the County of Pima, Arizona and their directors, officers, employees and agents from, agrees that the Authority, the County of Pima, Arizona and the Trustee shall not be liable for, and agrees to indemnify and hold the Authority, the County of Pima, Arizona and the Trustee and their directors, officers, employees and agents free and harmless from, any liability (including, without limitation, attorneys’ and other agents’ fees and expenses) for any loss or damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to the Facilities, except (i) in the case of the Trustee, as a result of the negligence or bad faith or willful misconduct of the Trustee or its directors, officers, employees and agents; and (ii) in the case of the Authority and the County of Pima, Arizona, as a result of gross negligence or bad faith of the Authority or the County of Pima, Arizona or their directors, officers, employees and agents.
The Company will indemnify and hold the Authority, the County of Pima, Arizona and the Trustee, free and harmless from any loss, claim, damage, tax, penalty, liability, disbursement, litigation expenses, attorneys’ and other agents’ fees and expenses or court costs arising out of, or in any way relating to, the execution or performance of this Agreement, the issuance or sale of the Bonds, actions taken under the Indenture or any other cause whatsoever pertaining to the Facilities, except (i) in the case the Trustee, as a result of the negligence or bad faith or willful misconduct of the Trustee; and (ii) in the case of the Authority and the County of Pima, Arizona, as a result of gross negligence or bad faith of the Authority or the County of Pima, Arizona.
The Company will indemnify and hold the Authority and the County of Pima, Arizona and their directors, officers, employees and agents free and harmless from any loss, claim, damage, tax, penalty, liability, disbursement, litigation expenses, attorney’s fees and expenses or court costs arising out of or in any way relating to any untrue statement or alleged untrue statement of any material fact or omission or alleged omission to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading in any official statement or other offering material utilized in connection with the sale of any Bonds.

SECTION 5.05. Payment of Taxes; Discharge of Liens. The Company shall: (a) pay, or make provision for payment of, all lawful taxes and assessments, including income, profits, property or excise taxes, if any, or other municipal or governmental charges, levied or assessed by any federal, state or municipal government or political body upon the Facilities or any part thereof or upon the Authority with respect to the Loan Payments, when the same shall become due; and (b) pay or cause to be satisfied and discharged or make adequate provision to satisfy and discharge, within sixty (60) days after the same shall accrue, any lien or charge upon the Loan Payments, and all lawful claims or demands for labor, materials, supplies or other charges which, if unpaid, might be or become a lien upon such amounts; provided, that, if the Company shall first notify the Authority and the Trustee of its intention so to do, the Company may in good faith contest any such lien or charge or claims or demands in appropriate legal proceedings, and in such event may permit the items so contested and identified as such by the Company to remain undischarged and unsatisfied during the period of such contest and any appeal therefrom, unless the Trustee shall notify the Company in writing that, in the opinion of counsel to the Trustee, based upon material facts disclosed to the Trustee without any duty of investigation, by nonpayment of any such items the lien of the Indenture as to the Loan Payments will be materially endangered, in which event the Company shall promptly pay and cause to be satisfied and discharged all such unpaid items. The Authority shall cooperate fully with the Company in any such contest.
ARTICLE VI
SPECIAL COVENANTS
SECTION 6.01. Maintenance of Legal Existence. Except as permitted in this Section 6.01, the Company shall maintain its legal existence, shall not sell, transfer or otherwise dispose of all of its assets, as or substantially as an entirety, and shall not consolidate with or merge with or into another entity. The Company may consolidate with or merge into another entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, or sell, transfer or otherwise dispose of all of its assets, as or substantially as an entirety, to any Person, if the surviving or resulting Person (if other than the Company) or the transferee Person, as the case may be, prior to or simultaneously with such merger, consolidation, sale, transfer or disposition, assumes, by delivery to the Trustee and the Authority of an instrument in writing satisfactory in form to the Trustee, all the obligations of the Company under this Agreement, including, without limitation, the obligations of the Company under Section 5.01 hereof. Upon such an assumption following any such sale, transfer or other disposition of assets, the Company shall be released and discharged from all liability in respect of all obligations under this Agreement. Notwithstanding the foregoing, in the case of any such sale, transfer or other disposition of assets, which do not include the Facilities, the Company shall remain liable in respect of all obligations under this Agreement other than the obligations under Section 5.01 hereof, and the transferee shall not be required to assume any obligations hereunder other than the obligations under Section 5.01 hereof; provided, however, that the transferee shall be required to assume all such other obligations unless the Company shall have delivered to the Authority and the Trustee an opinion of Bond Counsel to the effect that the non-assumption by the transferee of such other obligations will not impair the validity under the Act of the Bonds and will not adversely affect the exclusion from gross income for federal tax purposes of interest on the Bonds.

If consolidation, merger or sale, transfer or other disposition is made as permitted by this Section 6.01, the provisions of this Section 6.01 shall continue in full force and effect and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this Section 6.01.
Anything in this Agreement to the contrary notwithstanding, the sale, transfer or other disposition by the Company of all of its facilities (a) for the generation of electric energy, (b) for the transmission of electric energy or (c) for the distribution of electric energy, in each case considered alone, or all of its facilities described in clauses (a) and (b), considered together, or all of its facilities described in clauses (b) and (c), considered together, shall in no event be deemed to constitute a sale, transfer or other disposition of all the properties of the Company, as or substantially as an entirety, unless, immediately following such sale, transfer or other disposition, the Company shall own no properties in the other such categories of property not so sold, transferred or otherwise disposed of. The character of particular facilities shall be determined by reference to the Uniform System of Accounts prescribed for public utilities and licensees subject to the Federal Power Act, as amended, to the extent applicable.
SECTION 6.02. Permits or Licenses. In the event that it may be necessary for the proper performance of this Agreement on the part of the Company or the Authority that any application or applications for any permit or license to do or to perform certain things be made to any governmental or other agency by the Company or the Authority, the Company and the Authority each shall, upon the request of either, execute such application or applications.
SECTION 6.03. Authority’s Access to Facilities. The Authority shall have the right, upon appropriate prior notice to the Company, to have reasonable access to the Facilities during normal business hours for the purpose of making examinations and inspections of the same.
SECTION 6.04. Tax-Exempt Status of Interest on Bonds. (a) It is the intention of the parties hereto that interest on the Bonds shall be and remain tax-exempt, and to that end the covenants and agreements of the Authority and the Company in this Section 6.04 and the Tax Agreement are for the benefit of the Owners from time to time of the Bonds.
(b) Each of the Company and the Authority covenants and agrees for the benefit of the Owners from time to time of the Bonds that it will not directly or indirectly use or permit the use of (to the extent within its control) the proceeds of any of the Bonds or any other funds, or take or omit to take any action, if and to the extent such use, or the taking or omission to take such action, would cause any of the Bonds to be “arbitrage bonds” within the meaning of Section 148 of the Code or otherwise subject to federal income taxation by reason of failing to qualify under Section 103 of the 1954 Code and Title XIII of the Tax Reform Act of 1986, as applicable, and any applicable regulations promulgated thereunder. To such ends, the Authority and the Company will comply with all requirements of such Section 148 to the extent applicable to the Bonds. In the event that at any time the Authority or the Company is of the opinion that for purposes of this Section 6.04(b) it is necessary to restrict or limit the yield on the investment of any moneys held by the Trustee under the Indenture, the Authority or the Company shall so notify the Trustee in writing.

Without limiting the generality of the foregoing, the Company and the Authority agree that there shall be paid from time to time all amounts required to be rebated to the United States of America pursuant to Section 148(f) of the Code and any applicable Treasury Regulations. This covenant shall survive payment in full or defeasance of the Bonds and the satisfaction and discharge of the Indenture. The Company specifically covenants to pay or cause to be paid the Rebate Requirement as defined and described in the Tax Agreement.
(c) The Authority certifies and represents that it has not taken, and the Authority covenants and agrees that it will not take, any action which results in interest paid on the Bonds being included in gross income of the Owners of the Bonds for federal tax purposes by failing to qualify under Section 103 of the 1954 Code and Title XIII of the Tax Reform Act of 1986, as applicable, and any regulations thereunder; and the Company certifies and represents that it has not taken or (to the extent within its control) permitted to be taken, and the Company covenants and agrees that it will not take or (to the extent within its control) permit to be taken any action which will cause the interest on the Bonds to become includable in gross income for federal income tax purposes; provided, however, that neither the Company nor the Authority shall be deemed to have violated these covenants if the interest on any of the Bonds becomes taxable to a person solely because such person is a “substantial user” of the Facilities or a “related person” within the meaning of Section 103(b)(13) of the 1954 Code and provided, further, that none of the covenants and agreements herein contained shall require either the Company or the Authority to enter an appearance or intervene in any administrative, legislative or judicial proceeding in connection with any changes in applicable laws, rules or regulations or in connection with any decisions of any court or administrative agency or other governmental body affecting the taxation of interest on the Bonds. The Company acknowledges having read Section 7.08 of the Indenture and agrees to perform all duties imposed on it by such Section 7.08, by this Section and by the Tax Agreement. Insofar as Section 7.08 of the Indenture and the Tax Agreement impose duties and responsibilities on the Company, they are specifically incorporated herein by reference.
(d) Notwithstanding any provision of this Section 6.04 and Section 7.08 of the Indenture or the Tax Agreement, if the Company shall provide to the Authority and the Trustee an opinion of Bond Counsel to the effect that any specified action required under this Section 6.04 and Section 7.08 of the Indenture or the Tax Agreement is no longer required or that some further or different action is required to maintain the tax-exempt status of interest on the Bonds, the Company, the Trustee and the Authority may conclusively rely upon such opinion in complying with the requirements of this Section 6.04, and the covenants hereunder shall be deemed to be modified to that extent.
SECTION 6.05. Use of Facilities. So long as any Bonds are Outstanding and the Facilities are operated by or for the benefit of the Company, the Company shall exercise all of its rights, powers, elections and options under the Plant Agreements to cause the Facilities to be used for purposes contemplated by the Act and in the Tax Agreement.
SECTION 6.06. Financing Statements. The Company shall file and record, or cause to be filed and recorded, all financing statements and continuation statements referred to in Section 7.07 of the Indenture.

ARTICLE VII
ASSIGNMENT, LEASING AND SELLING
SECTION 7.01. Conditions. The Company’s interest in this Agreement may be assigned as a whole or in part, and its interest in the Facilities may be leased, sold, transferred or otherwise disposed of by the Company as a whole or in part (whether an interest in a specific element or unit or an undivided interest), to any Person; provided, however, that no such assignment, lease, sale, transfer or other disposition (a) shall relieve the Company from its primary liability for its obligations under Section 5.01 hereof or (b) shall be made unless the assignee, lessee, purchaser or other transferee, as the case may be, prior to or simultaneously with such assignment, lease, sale, transfer or other disposition, assumes, by delivery of an instrument in writing satisfactory in form to the Trustee and the Authority, all other obligations of the Company hereunder to the extent of the interest assigned, leased, sold, transferred or otherwise disposed of, and the Company shall be released of and discharged from such obligations to the extent so assumed. Notwithstanding the foregoing, (a) if (i) the Company’s interest in this Agreement shall be assigned as a whole or in undivided part, (ii) the Company’s interest in the Facilities shall be leased as a whole or in undivided part and the term of such leasehold or the term of any extension or extensions thereof at the option of the Company shall extend beyond the maturity date of the Bonds or (iii) the Company’s interest in the Facilities shall be sold, transferred or otherwise disposed of as a whole or in undivided part, and (b) in the event that the assignee, lessee, purchaser or other transferee shall assume the obligations of the Company under Section 5.01 hereof for the remaining term of this Agreement, to the extent of such assignment, lease, sale, transfer or other disposition, the Company shall be released from and discharged of all liability in respect of such obligations to the extent so assumed (but only to such extent); provided, however, that the release and discharge of the Company pursuant to clause (b) shall be conditioned upon the delivery by the Company to the Authority and the Trustee of a certificate of an Independent Expert (as hereinafter defined) describing the interests so assigned, leased, sold, transferred or otherwise disposed of, together with all other rights, interests, assets and/or properties assigned, leased, sold, transferred or otherwise disposed of by the Company to the same Person in the same or a related transaction, stating that such rights, interests, assets and/or properties so described constitute facilities for the generation, transmission and/or distribution of electric energy and stating that, in the opinion of such Independent Expert, the Fair Value (as hereinafter defined) of such rights, interests, assets and/or properties to the Person acquiring the same is not less than an amount equal to 10/7 of the sum of (x) the aggregate principal amount of the Bonds then Outstanding and (y) the outstanding principal amount of all other obligations of the Company representing indebtedness for borrowed money or for the deferred purchase price of property which are being assumed by such Person; provided, further, that after any such assumption, release and discharge as aforesaid, the Company may again assume such obligations under Section 5.01 hereof, in whole or in part, at any time and from time to time, and, to the extent of any such assumption by the Company (but only to such extent), the aforesaid assignee, lessee, purchaser or other transferee shall be released from and discharged of all liability in respect of such obligations.

Anything herein to the contrary notwithstanding, the Company shall not make any assignment, lease or sale as provided in the immediately preceding paragraph unless it shall have furnished to the Authority and the Trustee an opinion of Bond Counsel to the effect that the proposed assignment, lease or sale will not impair the validity under the Act of the Bonds and will not adversely affect the exclusion of interest on the Bonds from gross income for federal tax purposes.
After any lease, sale, transfer or other disposition of any element or unit of the Facilities, or any interest therein, the Company may, at its option, cause such element or unit, or interest therein, to no longer be deemed to be part of the Facilities for the purposes of this Agreement by delivering to the Authority and the Trustee the agreements or other documents required pursuant to Section 7.02 hereof together with an instrument signed by an Authorized Company Representative stating that such element or unit, or interest therein, shall no longer be deemed to be part of the Facilities for the purposes of this Agreement.
For purposes of this Section 7.01:
(a) “Independent Expert” means a Person which (i) is an engineer, appraiser or other expert and which, with respect to any certificate to be delivered pursuant to this Section, is qualified to pass upon the matter set forth in such certificate and (ii)(A) is in fact independent, (B) does not have any direct material financial interest in the transferee or in any obligor upon the Bonds or under this Agreement or in any affiliate of the transferee or any such obligor, (C) is not connected with the transferee or any such obligor as an officer, employee, promoter, underwriter, trustee, partner, director or any person performing similar functions and (D) is approved by the Trustee in the exercise of reasonable care; for purposes of this definition “engineer” means a Person engaged in the engineering profession or otherwise qualified to pass upon engineering matters (including, but not limited to, a Person licensed as a professional engineer, whether or not then engaged in the engineering profession); and for purposes of this definition “appraiser” means a Person engaged in the business of appraising property or otherwise qualified to pass upon the Fair Value or fair market value of property.
(b) “Fair Value” means the fair value of the interests, rights, assets and/or properties assigned, leased, sold, transferred or otherwise disposed of (but, in the case of a lease, only to the extent of such lease) as may be determined by reference to (i) except in the case of a lease, the amount which would be likely to be obtained in an arm’s-length transaction with respect to such interests, rights, assets and/or properties between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, (ii) in the case of a lease, the amount (discounted to present value at a rate not lower than the taxable equivalent of the yield to maturity of the Bonds based on prevailing market prices immediately prior to the first public announcement of the proposed transaction) which would be likely to be obtained in an arm’s-length transaction with respect to such interests, rights, assets and/or properties between an informed and willing lessee and an informed and willing lessor, neither under any compulsion to lease; (iii) the amount of investment with respect to such interests, rights, assets and/or properties which, together with a reasonable return thereon, would be likely to be recovered through ordinary business operations or otherwise, (iv) the cost, accumulated depreciation and replacement cost with respect to such interests, rights, assets and/or properties and/or (v) any other relevant factors; provided, however, that (x) Fair Value shall be determined without deduction for any mortgage, deed of trust, pledge, security interest, encumbrance, lease, reservation, restriction, servitude, charge or similar right or any other lien of any kind and (y) the Fair Value to the transferee of any property shall not reflect any reduction relating to the fact that such property may be of less value to a Person which is not the owner, lessee or operator of the property or any portion thereof than to a Person which is such owner, lessee or operator. Fair Value may be determined, without physical inspection, by the use of accounting and engineering records and other data maintained by the Company or the transferee or otherwise available to the Independent Expert certifying the same.

SECTION 7.02. Instrument Furnished to the Authority and Trustee. The Company shall, within fifteen (15) days after the delivery thereof, furnish to the Authority and the Trustee a true and complete copy of the agreements or other documents effectuating any such assignment, lease, sale, transfer or other disposition.
SECTION 7.03. Limitation. This Agreement shall not be assigned nor shall the Facilities be leased, sold, transferred or otherwise disposed of, in whole or in part, except as provided in this Article VII or in Section 6.01 or 5.02 hereof. This Article VII shall not apply to any sale, transfer or other disposition by the Company of all of its assets, as or substantially as an entirety, as contemplated in Section 6.01.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
SECTION 8.01. Events of Default. Each of the following events shall constitute and is referred to in this Agreement as an “Event of Default”:
(a) a failure by the Company to make any Loan Payment, which failure shall have resulted in an “Event of Default” under clause (a) or (b) of Section 9.01 of the Indenture;
(b) a failure by the Company to pay when due any amount required to be paid under this Agreement or to observe and perform any covenant, condition or agreement on its part to be observed or performed (other than a failure described in clause (a) above), which failure shall continue for a period of sixty (60) days after written notice, specifying such failure and requesting that it be remedied, shall have been given to the Company by the Authority or the Trustee, unless the Authority and the Trustee shall agree in writing to an extension of such period prior to its expiration; provided, however, that the Authority and the Trustee shall be deemed to have agreed to an extension of such period if corrective action is initiated by the Company within such period and is being diligently pursued; or
(c) the dissolution or liquidation of the Company, or failure by the Company promptly to lift any execution, garnishment or attachment of such consequence as will impair its ability to make any payments under this Agreement, or the entry of an order for relief by a court of competent jurisdiction in any proceeding for its liquidation or reorganization under the provisions of any bankruptcy act or under any similar act which may be hereafter enacted, or an assignment by the Company for the benefit of its creditors, or the entry by the Company into an agreement of composition with its creditors (the term “dissolution or liquidation of the Company,” as used in this clause, shall not be construed to include the cessation of the corporate existence of the Company resulting either from a merger or consolidation of the Company into or with another entity or a dissolution or liquidation of the Company following a transfer of all or substantially all its assets as an entirety, under the conditions permitting such actions contained in Section 6.01 hereof).

SECTION 8.02. Force Majeure. The provisions of Section 8.01 hereof are subject to the following limitations: if by reason of acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States or of the State of Arizona, or any department, agency, political subdivision, court or official of any of them, or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; volcanoes; fires; hurricanes; tornadoes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accident to machinery; partial or entire failure of utilities; or any cause or event not reasonably within the control of the Company, the Company is unable in whole or in part to carry out any one or more of its agreements or obligations contained herein, other than its obligations under Sections 5.01, 5.03, 5.05, and 6.01 hereof, the Company shall not be deemed in default by reason of not carrying out said agreement or agreements or performing said obligation or obligations during the continuance of such inability. The Company shall make reasonable effort to remedy with all reasonable dispatch the cause or causes preventing it from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Company unfavorable to the Company.
SECTION 8.03. Remedies. (a) Upon the occurrence and continuance of any Event of Default described in clause (a) of Section 8.01 hereof, and further upon the condition that, in accordance with the terms of the Indenture, the Bonds shall have been declared to be immediately due and payable pursuant to any provision of the Indenture, the Loan Payments shall, without further action, become and be immediately due and payable.
Any waiver of any “Event of Default” under the Indenture and a rescission and annulment of its consequences shall constitute a waiver of the corresponding Event or Events of Default under this Agreement and a rescission and annulment of the consequences thereof.
(b) Upon the occurrence and continuance of any Event of Default, the Authority, or the Trustee with respect to the rights of the Authority assigned to the Trustee by the Indenture, may take any action at law or in equity to collect any payments then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Company hereunder.
(c) Any amounts collected by the Trustee from the Company pursuant to this Section 8.03 shall be applied in accordance with the Indenture.

SECTION 8.04. No Remedy Exclusive. No remedy conferred upon or reserved to the Authority hereby is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Authority to exercise any remedy reserved to it in this Article VIII, it shall not be necessary to give any notice, other than such notice as may be herein expressly required.
SECTION 8.05. Reimbursement of Attorneys’ and Agents’ Fees. If the Company shall default under any of the provisions hereof and the Authority or the Trustee shall employ attorneys or agents or incur other reasonable expenses for the collection of payments due hereunder or for the enforcement of performance or observance of any obligation or agreement on the part of the Company contained herein, the Company will on demand therefor reimburse the Authority or the Trustee and any predecessor Trustee, as the case may be, for the reasonable fees of such attorneys and such other reasonable expenses so incurred.
SECTION 8.06. Waiver of Breach. In the event any obligation created hereby shall be breached by either of the parties and such breach shall thereafter be waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. In view of the assignment of certain of the Authority’s rights and interest hereunder to the Trustee, the Authority shall have no power to waive any breach hereunder by the Company in respect of such rights and interest without the consent of the Trustee, and the Trustee may exercise any of such rights of the Authority hereunder.
ARTICLE IX
REDEMPTION OF BONDS
SECTION 9.01. Redemption of Bonds. The Authority shall take, or cause to be taken, the actions required by the Indenture to discharge the lien created thereby through the redemption, or provision for payment or redemption, of all Bonds then Outstanding, or to effect the redemption, or provision for payment or redemption, of less than all the Bonds then Outstanding, upon receipt by the Authority and the Trustee from the Company of a notice designating the principal amount of the Bonds to be redeemed, or for the payment or redemption of which provision is to be made, and, in the case of redemption of Bonds, or provision therefor, specifying the date of redemption and the applicable redemption provision of the Indenture. Such redemption date shall not be less than forty-five (45) days from the date such notice is given (unless a shorter notice is satisfactory to the Trustee). Unless otherwise stated therein, such notice shall be revocable by the Company at any time prior to the time at which the Bonds to be redeemed, or for the payment or redemption of which provision is to be made, are first deemed to be paid in accordance with Article VIII of the Indenture. The Company shall furnish any moneys or Government Obligations (as defined in the Indenture) required by the Indenture to be deposited with the Trustee or otherwise paid by the Authority in connection with any of the foregoing purposes.
SECTION 9.02. Compliance with the Indenture. Anything in this Agreement to the contrary notwithstanding, the Authority and the Company shall take all actions required by this Agreement and the Indenture in order to comply with any provisions of the Indenture requiring the mandatory redemption of Bonds.

ARTICLE X
MISCELLANEOUS
SECTION 10.01. Term of Agreement. This Agreement shall remain in full force and effect from the date hereof until the right, title and interest of the Trustee in and to the Trust Estate (as defined in the Indenture) shall have ceased, terminated and become void in accordance with Article VIII of the Indenture and until all payments required under this Agreement shall have been made. Notwithstanding the foregoing, the covenants contained in Sections 5.03, 5.04, Section 6.04 and 8.05 hereof shall survive the termination of this Agreement.
SECTION 10.02. Notices. Except as otherwise provided in this Agreement, all notices, certificates, requests, requisitions and other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when mailed by registered mail, postage prepaid, addressed as follows: if to the Authority, c/o Russo, Russo & Slania, P.C., 6700 North Oracle Road, Suite 100, Tucson, Arizona 85704; if to the Company, at One South Church Avenue, Suite 100, Tucson, Arizona 85701, Attention: Treasurer; and if to the Trustee, at such address as shall be designated by it in the Indenture. A copy of each notice, certificate, request or other communication given hereunder to the Authority, the Company, or the Trustee shall also be given to the others. The Authority, the Company, and the Trustee may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.
SECTION 10.03. Parties in Interest. This Agreement shall inure to the benefit of and shall be binding upon the Authority, the Company and their respective successors and assigns, and no other person, firm or corporation shall have any right, remedy or claim under or by reason of this Agreement; provided, however, that the rights and remedies granted to the Authority in Article VIII hereof, shall inure to the benefit of the Trustee, on behalf of the Owners from time to time of the Bonds, and shall be enforceable by the Trustee as a third party beneficiary or as assignee of the Authority; and provided, further, that neither Pima County, Arizona nor the State of Arizona shall in any event be liable for the payment of the principal of or premium, if any, or interest on the Bonds or for the performance of any pledge, mortgage, obligation or agreement created by or arising out of this Agreement or the issuance of the Bonds, and further that neither the Bonds nor any such obligation or agreement of the Authority shall be construed to constitute an indebtedness of Pima County, Arizona or the State of Arizona within the meaning of any constitutional or statutory provisions whatsoever, but shall be limited obligations of the Authority payable solely out of the revenues derived from this Agreement, or from the sale of the Bonds, or from the investment or reinvestment of any of the foregoing, as provided herein and in the Indenture.
SECTION 10.04. Amendments. This Agreement may be amended only by written agreement of the parties hereto, subject to the limitations set forth herein and in the Indenture.

SECTION 10.05. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original; but such counterparts shall together constitute but one and the same Agreement.
SECTION 10.06. Severability. If any clause, provision or section of this Agreement shall, for any reason, be held illegal or invalid by any court, the illegality or invalidity of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof, and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein. In case any agreement or obligation contained in this Agreement be held to be in violation of law, then such agreement or obligation shall be deemed to be the agreement or obligation of the Authority or the Company, as the case may be, to the full extent permitted by law.
SECTION 10.07. Governing Law. The laws of the State of Arizona shall govern the construction and enforcement of this Agreement, except that the provisions of Section 13.09 of the Indenture, construed as provided in Section 13.07 of the Indenture, shall apply to this Agreement as if contained herein.
SECTION 10.08. Notice Regarding Cancellation of Contracts. As required by the provisions of Section 38-511, Arizona Revised Statutes, as amended, notice is hereby given that political subdivisions of the State of Arizona or any of their departments or agencies may, within three (3) years of its execution, cancel any contract, without penalty or further obligation, made by the political subdivisions or any of their departments or agencies on or after September 30, 1988, if any person significantly involved in initiating, negotiating, securing, drafting or creating the contract on behalf of the political subdivisions or any of their departments or agencies is, at any time while the contract or any extension of the contract is in effect, an employee or agent of any other party to the contract in any capacity or a consultant to any other party of the contract with respect to the subject matter of the contract. The cancellation shall be effective when written notice from the chief executive officer or governing body of the political subdivision is received by all other parties to the contract unless the notice specifies a later time.
The Company covenants and agrees not to employ as an employee, agent or, with respect to the subject matter of this Agreement, a consultant, any person significantly involved in initiating, negotiating, securing, drafting or creating such Agreement on behalf of the Authority within three (3) years from the execution hereof, unless a waiver is provided by the Authority.
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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed as of the day and year first above written.

THE INDUSTRIAL DEVELOPMENT AUTHORITY OF THE COUNTY OF PIMA
By:	/s/ Stanley Lehman
	Name:	Stanley Lehman
	Title:	President

TUCSON ELECTRIC POWER COMPANY
By:	/s/ Kentton C. Grant
	Name:	Kentton C. Grant
	Title:	Vice President, Finance and Rates
Signature Page to Loan Agreement

EXHIBIT A
A portion of the costs of the acquisition, construction and installation of the following Facilities will be refinanced with the proceeds of The Industrial Development Authority of the County of Pima Pollution Control Revenue Bonds, 2009 Series A (Tucson Electric Power Company San Juan Project) issued by The Industrial Development Authority of the County of Pima and referred to in the foregoing Loan Agreement.

DESCRIPTION OF THE FACILITIES
The Facilities consist of various systems and facilities to abate or control water and atmospheric pollution from the generation of electricity by Units 1 and 2 of the San Juan Generating Station (the “Plant”). Such systems and facilities contain equipment to collect, remove, alter, and dispose of air and water pollutants so that gaseous and liquid emissions to the environment from Units 1 and 2 meet all applicable government air and water quality standards. Both Units 1 and 2 are coal-fired, steam turbine electric generating units. Combustion of pulverized coal in these Units is the primary cause of pollution at the Plant. Ash, nitrogen oxide, and sulfur oxides are by-products of combustion that must be controlled in order to meet environmental quality standards. Because pulverized coal is used as a fuel, coal dust must be suppressed when coal is loaded, transported, or crushed. Also, the generation of steam requires large quantities of fresh water for boiler makeup and condenser cooling. Cooling tower blowdown has a high concentration of dissolved solids and must be treated in order to prevent the possibility of contamination of surrounding surface water with inorganic salts. In addition, wastewater from the Plant’s sanitary system must be treated.
Major components of the project are as follows:
(A) Ash Handling System. A pneumatic system including blowers, valves, pipes, storage silos, unloading facilities, associated structural supports and controls to transfer and store fly ash collected from the steam generator economizer and precipitator hoppers of both Units 1 and 2. A high pressure water sluicing system including pumps, valves, ash grinder, pipes, dewatering tanks, unloading facilities, associated structural supports, and controls to transfer and store bottom ash from the steam generators of both Units 1 and 2.
(B) Nitrogen Oxides Reduction System. Windbox modification to include overfire air ports to reduce NOx formation by off stoichiometric combustion for Unit 2. Windbox modification to include overfire air ports and duct work, dampers, fan and motor for gas recirculation to reduce NOx formation by reducing flame temperatures and diluting combustion air for Unit 1.

(C) Electrostatic Precipitators. High efficiency electrostatic precipitators for both Units 1 and 2, along with associated structural supports and duct work, to remove fly ash from flue gas exiting the steam boiler.
(D) Sulfur Oxide and Particulate Removal System. Duplicate equipment is provided at both Units 1 and 2.
(1) Venturi scrubber—A variable throat venturi to provide (i) backup fly ash removal to the electrostatic precipitators and (ii) incidental sulfur oxide removal.
(2) Sulfur oxide absorber—Open, multi-stage, spray chamber to contact a reagent solution with sulfur oxide in the flue gas in order to chemically remove the sulfur oxide.
(3) Demisting train—Cyclone separator followed by a chevron demister and a mesh pad demister (i) to remove fly ash from the flue gas in case of precipitator upset and (ii) to prevent particle reentrainment from the scrubber system itself by physical entrapment of particulate matter.
(4) Reheat section—Oil burner and related duct work to reheat flue gas in order to keep sulfur oxide in a gaseous form to maintain operating reliability of the Scrubber System and to provide additional plume buoyancy.
(5) Calcium sulfate stabilization system—Primary and secondary dewatering tanks, a mixing and conditioning tank, reagent dispensing tanks, and associated piping, conveyors, pumps, and other equipment to chemically fix calcium sulfate residue.
(E) Dust Suppression System. Pipes, pumps, pipe nozzles, tanks, and associated equipment to spray water over coal transfer points in order to control the escape of coal dust to the atmosphere.
(F) Wastewater Treatment System.
(1) Collecting basin—A two and one-half million gallon soil cement pond to receive and settle wastewater from steam boiler blowdown, cooling tower blowdown, and sanitary waste treatment.
(2) Evaporator—Mechanical evaporator to remove inorganic salts from process wastewater.
(3) Sanitary system—An extended aeration system to treat sanitary wastes.
(4) Sewer system—Sewers, pipes, pumps, sumps, and associated equipment necessary to interconnect the various components of the Wastewater Treatment System.